Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Columbia Equity Trust, Inc.

We have audited the accompanying statement of revenues and certain expenses of the property known as Orchard Ridge for the year ended December 31, 2005. This financial statement is the responsibility of Orchard Ridge’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses is free of material misstatement. Orchard Ridge has determined it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Orchard Ridge’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission for inclusion in Form S-3 of Columbia Equity Trust, Inc. as a result of the acquisition of Orchard Ridge by Columbia Equity Trust, Inc. Material amounts, as described in Note 1 to the statement of revenues and certain expenses, that would not be directly attributable to future operating results of Orchard Ridge are excluded, and the financial statement is not intended to be a complete presentation of Orchard Ridge’s revenues and expenses.

In our opinion, the statement of revenues and certain expenses presents fairly, in all material respects, the revenues and certain expenses of Orchard Ridge for the year ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia
November 13, 2006

ORCHARD RIDGE
STATEMENTS OF REVENUES AND CERTAIN EXPENSES
	Year Ended	Six Months Ended
	December 31, 2005	June 30, 2006
		(Unaudited)
Revenues
Rental	$2,631,053	$1,403,848
Tenant reimbursements and other revenue	257,471	141,565

Total revenues	2,888,524	1,545,413

Certain expenses
Property operating	956,726	507,086
Property operating paid to related party	78,239	44,597
General and administrative	66,691	34,612

Total certain expenses	1,101,656	586,295

Revenues in excess of certain expenses	$1,786,868	$959,118
See accompanying Notes to Statements of Revenues and Certain Expenses.

ORCHARD RIDGE
NOTES TO STATEMENT OF REVENUES
AND CERTAIN EXPENSES

1. Basis of Presentation

The accompanying statements of revenues and certain expenses relate to the operations of the property commonly referred to as Orchard Ridge (“Orchard Ridge”). This property was acquired on September 8, 2006 by Columbia Equity Trust, Inc. (the “Company”). Orchard Ridge is a three story commercial office building of approximately 102,396 square feet, located in Gaithersburg, Maryland.

The accompanying statements of revenues and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, are not representative of the actual results of Orchard Ridge for the year ended December 31, 2005 and the six months ended June 30, 2006 due to the exclusion of certain expenses. As a result, the amounts reported in the accompanying statements are not comparable to those expected to be incurred by the Company in the proposed future operations of Orchard Ridge. Material amounts that would not be directly attributable to future operating results of Orchard Ridge are excluded, and the financial statement is not intended to be a complete presentation of Orchard Ridge’s revenues and expenses. Items excluded consist of asset management fees, corporate expense allocations, professional services, depreciation and interest income and expense.

2. Summary of Significant Accounting Policies

(a)	Revenue Recognition

Rental revenue is recognized on a straight-line basis over the terms of the respective leases, including any free rent periods, regardless of when payments are due. Tenant incentives that are deemed to be rent concessions are deferred and amortized as a reduction of rent over the terms of the leases, including any free rent periods. The lease agreements contain provisions that provide for additional rentals based on reimbursement of the tenant’s share of real estate taxes and certain common area maintenance costs. These revenues are recognized in the period the applicable expenses are incurred.

(b)	Use of Estimates

Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenues and certain expenses during the reporting period to prepare the statement of revenues and certain expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from these estimates.

3. Minimum Future Rentals

Orchard Ridge leases office space to tenants under various noncancelable operating leases. Leases on space in the building provide for future minimum rentals plus provisions for escalations in the event of increased operating costs and real estate taxes (additional rentals). Minimum future rentals on the noncancelable operating leases as of December 31, 2005 are as follows.

Years Ending
December 31,
2006	$ 2,718,200
2007	2,641,435
2008	2,255,865
2009	1,516,252
2010	1,444,610
Thereafter	4,897,081
$15,473,443

The above amounts do not reflect additional rentals that may be required by the leases, which are shown as tenant reimbursements and other revenue in the statements of revenues and certain expenses.

4. Concentration of Credit Risk

Orchard Ridge is located in Gaithersburg, Maryland. The ability of the tenants to honor the terms of their leases is dependent upon the economic, regulatory and social factors affecting the community in which the tenants operate.

5. Related Party Transactions

Property operating expenses for the year ended December 31, 2005 and the six months (unaudited) ended June 31, 2006 include property management fees of $78,239 and $44,597, respectively, paid to a party related to the former owner.

6. Unaudited Interim Financial Information

The statement of revenues and certain expenses for the six months ended June 30, 2006 is unaudited. In the opinion of management, this financial statement reflects all adjustments, which are of a normal recurring nature, necessary for a fair presentation of the results of the interim period. The results of the six-month interim period are not necessarily indicative of the results that may be expected for a full year.